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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 85 to the Registration Statement of The Advisors' Inner Circle Fund III (Form N-1A, No. 333-192858) of our report dated November 25, 2016 on the financial statements and financial highlights of the Nomura High Yield Fund (one of the series constituting The Advisors' Inner Circle Fund III)(the "Fund") included in the Fund's Annual Report to shareholders for the year ended September 30, 2016.


                                                      /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 24, 2017